Exhibit 99.3

Gyros Protein Technologies Holding AB

Consolidated Financial Statements

for the financial years 2018 and 2017

The Board of Directors and Chief Executive Officer of

Gyros Protein Technologies Holding AB

hereby present the

Consolidated Financial Statements

for the financial years January 1 – December 31 2018 and 2017

Unless otherwise stated, all amounts are thousands of Swedish kronor (TSEK).

Independent Auditor's Report

To the Board of Directors

Gyros Protein Technologies Holding AB

We have audited the accompanying consolidated financial statements of Gyros Protein Technologies Holding AB and its subsidiaries (the "Company"), which comprise the consolidated balance sheet as of December 31, 2018 and 2017 and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board ("IASB"); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinions.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gyros Protein Technologies Holding AB and its subsidiaries as of December 31, 2018 and 2017 and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the IASB.

/s/ Plante & Moran, PLLC

January 14, 2020

Denver, Colorado

Consolidated Income Statement

(TSEK)	Note	2018	2017
Income Statement
Revenues	5	275,563	234,805
Cost of goods and services sold		-96,887	-78,642
Gross Profit		178,676	156,163
Operating Expenses	7-12
Selling expenses		-98,307	-86,431
Administrative expenses		-21,876	-21,009
Research and development expenses		-48,196	-53,092
Other operating income and expenses	12	2,432	-1,348
Impairment of intangibles	3, 10	-177,851	-
Total operating expenses		-343,798	-161,880
Operating Profit/(Loss)		-165,122	-5,717
Profit/loss from financial investments
Financial income	13	31	46
Financial expenses	14	-3,941	-4,739
Net loss from financial investments		-3,910	-4,693
Profit/-Loss before tax		-169,032	-10,410
Income tax	15	7,607	21,544
Net profit/loss for the year		-161,425	11,134

Consolidated Statement of Comprehensive Income

(TSEK)	2018	2017
Net Income/(Loss) for the year	-161,425	11,134
Other comprehensive income
Translation differences in the translation of foreign subsidiaries	20,608	-26,779
Comprehensive income for the year	-140,818	-15,645

Consolidated Balance Sheet

(TSEK)	Note	31-Dec	31-Dec
Assets		2018	2017
Non-current assets
Intangible assets
Capitalized development costs	16	9,379	16,882
Licenses	17	2,425
Purchased software	18	277	639
Capitalized patents	19	770	928
Technology	20	27,285	27,754
Customer relationships	21	58,947	59,960
Trademark and Tradename	22	59,381	55,843
Goodwill	23	-	159,889
		158,464	321,895
Property, plant and equipment
Assets in progress	24	1,297	-
Machinery and other production equipment	25	2,046	3,354
Equipment	26	3,347	3,486
Improvements to leased property	27	304	453
Leasing/demo instruments	28	1,019	1,781
		8,013	9,074
Total non-current assets		166,477	330,969
Current assets
Inventories	29	35,046	30,227

Trade receivables		57,940	56,843
Tax assets		1,901	1,228
Other current receivables		1,155	40
Prepaid expenses and accrued income	30	9,869	10,905
		70,865	69,016
Cash and cash equivalents		59,518	36,824
Total current assets		165,429	136,067
Total Assets		331,906	467,036

Equity and Liabilities	Note	31-Dec	31-Dec
Equity		2018	2017
Share capital	31	700	700
Other contributed capital		798,700	796,903
Reserves		24,697	4,089
Profits/loss brought forward		-658,846	-497,421
Total Equity		165,251	304,271
Other non-current liabilities
Deferred tax liabilities	15,32	32,247	33,233
Other non-current liabilities	33	715	62,200
Total non-current liabilities		32,962	95,433
Current liabilities
Provisions for product warranties	34	1,027	2,203
Trade payables		5,178	3,574
Other current liabilities	35	76,532	22,734
Accrued expenses and deferred income	36	50,956	38,821
Total current liabilities		133,693	67,332
Total Equity and Liabilities		331,906	467,036

Consolidated Statement of Changes in Equity

(TSEK)	Note	Share capital	Other contributed capital	Reserves (transition reserve)	Profits/loss brought forward	Total equity
	31
Equity, 1 Jan 2017		696	784,175	30,868	-508,555	307,184
Net loss for the year					11,134	11,134
Exchange-rate difference in the translation of foreign operations				-26,779		-26,779
Total other comprehensive income				-26,779		-26,779
Comprehensive income for the year				-26,779	11,134	-15,645
Transactions with Shareholders
Shares Issued		4	-4			-
Share-based payments			2,645			2,645
Exercise of options			10,087			10,087
Total Transactions with Shareholders		4	12,728			12,732
Equity, 31 Dec 2017		700	796,903	4,089	-497,421	304,271
Equity, 1 Jan 2018		700	796,903	4,089	-497,421	304,271
Net loss for the year					-161,425	-161,425
Exchange-rate difference in the translation of foreign operations				20,608		20,608
Total other comprehensive income				20,608		20,608
Comprehensive income for the year		0	0	20,608	-161,425	-140,817
Transactions with Shareholders
Share-based payments			1,662			1,662
Exercise of options			135			135
Total Transactions with Shareholders		0	1,797	0	0	1,797
Equity, 31 Dec 2018		700	798,700	24,697	-658,846	165,251

Consolidated Cash Flow Statement

Cash flow from operating activities	Note	2018	2017
Operating loss before financial items		-165,122	-5,717
Depreciation and amortization	10	18,755	18,039
Impairment of Intangibles	3, 10	177,851
Adjustments for non-cash items, etc.	37	2,272	2,145
		33.756	14,467
Interest received		31	44
Interest paid		-247	-1,337
Income tax paid		992	-426
		34,532	12,748
Increase/decrease in inventories		-4,819	10,772
Decrease/increase in trade receivables		-1,097	-16,494
Decrease/increase in other current receivables		-79	881
Increase/decrease in trade payables		1,604	-5,459
Decrease/increase in other current operating liabilities		14,101	-13,957
Cash flow from operating activities		44,242	-11,509
Investing activities
Investments in property, plant and equipment and intangible assets		-5,745	-4,707

Sale of non-current assets			-
Cash flow from investing activities		-5,745	-4,707
Financing activities
Exercise of options		135	10,087
Share issue			-
Repayment of debt		-16,920	-11,866
Cash flow from financing activities		-16,784	-1,779
Cash flow for the year		21,713	-17,995
Cash and cash equivalents at beginning of year		36,824	58,381
Exchange rate differences in cash and cash equivalents		981	-3,562
Cash and cash equivalents at end of year		59,518	36,824

Notes

Note 1:      General Information

Gyros Protein Technologies Holding AB (“Gyros AB” or “Group” or “Company”), with its registered office in Uppsala, Sweden, is the Parent Company of the Group. The address of the head office is Dag Hammarskjölds Väg 54B, SE-751 83 Uppsala, Sweden.

Operations

Gyros Protein Technologies Holding AB is the Group’s parent company and is a holding company. The Group consists of the parent company and Gyros Protein Technologies AB (formerly Gyros AB) and its wholly owned subsidiaries including Protein Technologies Inc. (“PTI”).

Gyros Protein Technologies AB develops, manufactures and sells automated systems for protein analysis (immunoassays) based on microfluidic technology. The systems are sold under the Gyrolab®, xPand, and GyrolabTM xPlore brands. The systems utilize micro-fluidic technology in the form of plastic CDs which are sold under the Gyrolab BioaffyTM brand. A large number of nanolitre scale tests can be made in parallel on a single, disposable CD. The Company’s customers are mostly pharmaceutical and biotech companies who are developing protein based drugs.

Gyros is based in Uppsala, Sweden where research, development, manufacturing and most sales, marketing, and administrative activities are performed. Gyros has five wholly owned sales subsidiaries: in the US, UK, France, Germany, and Japan. Gyros’ US subsidiary Gyros US Inc. has wholly owned PTI since 2016.

Protein Technologies, Inc. was established in Delaware, USA in June 1989. PTI develops, manufactures and sells peptide synthesis instruments. The instruments are mostly used in chemistry-based research, and pharmaceutical research and development. PTI has more than 30 years’ experience as one of the foremost suppliers of peptide synthesis equipment for customers around the world. PTI is engaged in research, development, manufacturing, sales, marketing, and administrative activities for protein synthesizers at its facility in Tucson, Arizona USA.

The subsidiary Gyros Patent AB owns and manages Gyros’ patent and brand portfolio. Gyros Finans AB’s operations are exclusively for managing the Company’s financial investments.

Gyros US Inc is the Company’s sales office for Gyros in North America. The German subsidiary is Gyros’ sales office for Germany and parts of Austria, and Switzerland. The French subsidiary handles the French, Belgian, Dutch, and Italian markets as well as parts of the Swiss market. The UK subsidiary handles the UK and Nordic markets. The Japanese subsidiary handles the Japanese market for Gyrolab products.

Sales of Gyros product to customers in other countries are managed Gyros Protein Technologies AB mainly through agents and distributors. The company employs a sales manager based in Hong Kong through Business Sweden to manage most of its agents and distributors.

PTI manages all its sales activity including agents and distributors from its home office in Tucson.

Group Structure

Gyros Protein Technologies Holding AB is the Parent Company and owns nearly 100% of its subsidiary Gyros Protein Technologies AB, corp. ID no. 556672-5429, which in turn wholly owns Swedish subsidiaries Gyros Patent AB, corp. ID no. 556680-3069, and Gyros Finans AB, corp. ID no. 556680-3051, and the foreign subsidiaries, Gyros US Inc, corp. ID no. 0100856357, Gyros DE GmbH, corp. ID no. HRB 194218, Gyros (UK) Limited, corp. ID no. 7487233, Gyros FR SARL, corp. ID no. 537 882 896 and Gyros Japan KK, corp. ID no. 0104-01-124239. Gyros US Inc in turn wholly owns Protein Technologies Inc., corp. ID no. 86-0521947.

1.1 Basic Accounting Policies for the Group

Significant Accounting Principles and Conditions for the Preparation of the Consolidated Financial Statements.

Summary of Significant Accounting Principles for the Group

The most significant accounting principles applied for preparation these consolidated financial statements are described below. These principles have been applied consistently for all years presented, unless otherwise stated. The consolidated accounts have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and International Financial Reporting Interpretations Committee (IFRIC) interpretations. The consolidated financial statements have been prepared in accordance with the acquisition method, except for the financial assets and liabilities, which are calculated at fair value through profit or loss.

New and Amended Standards Applied by the Group

IFRS 15 Revenue from Contracts with Customers

IFRS 15 has been implemented as of January 1, 2018. It replaces all previously published standards and interpretations regarding revenue recognition such as IAS 18. The standard is based on the principle that revenue should be reported when the commitment to deliver the promised goods or services to the customer has been fulfilled. A fundamental difference compared to previous standards and interpretations is that IFRS 15 focuses on control rather than risk and benefits. The transfer of control over a product or service (and thus the fulfilment of the performance commitment) is what triggers revenue recognition rather than the transfer of risks and benefits. The Company’s customer agreements stipulate both rights and obligations, right to pay and duty to deliver, as well as rights and obligations for customers such as the right to receive delivery and obligation to pay. The commitments associated with the contracts between the Company and customers are short-term and consist mainly of goods and services that are delivered for payment. Accordingly, the customer agreements are such that under normal circumstances the commitments are terminated upon delivery, installation, or completion of the product and service to the customer and payment received.

The Company has determined that the instrument, installation, and training are distinct. Revenue is recognized for each distinct promised good or service when the performance obligation has been satisfied and the customer obtains control.

The Company has implemented IFRS 15 retroactively beginning January 1, 2018. The 2018 financial results have been stated according to the new standard. The new standard has the net effect of deferring TSEK920 of revenue in to 2018. TSEK1,759 of revenue is deferred from 2017 to 2018 and TSEK839 from 2018 to 2019. The corresponding impact to cost of goods sold and net profit is TSEK0 and TSEK920, respectively.

For additional information regarding the Group’s accounting principles for revenue recognition see “Revenue” later in these Notes.

IFRS 9 Financial Instruments

The Group implemented IFRS 9 effective January 1, 2018, replacing IAS 39 Financial Instruments: Accounting and Valuation. The standard includes rules for the classification and valuation of financial assets and liabilities, impairment of financial instruments and rules for hedge accounting.

One of the changes relates to liabilities reported at fair value. The part of the change relating to fair value attributable to credit risk should be reported in other comprehensive income instead of in the current period earnings, unless this causes inconsistency in the accounting. Gyros has no liabilities valued at fair value and is therefore not affected by the change. Another change relates to hedge accounting and requires increased disclosure of risk management and the effect of hedge accounting. Gyro's hedge accounting will be made in accordance with IAS 39 with disclosures in accordance with IFRS 9. Currently, no financial instruments for hedging are used.

Finally, new principles have been introduced regarding impairment of financial assets, where the model is based on expected losses. Gyros has analyzed the effects on the consolidated financial statements of the introduction of IFRS 9 and made the assessment that it has no significant impact on either profit or financial position. In accordance with IFRS 9, Gyros has chosen not to recalculate comparative figures.

New Standards, Amendments, and Interpretations of Existing Standards that have not yet been Applied by the Group

IFRS 16 Leases

IFRS 16 replaces IAS 17 beginning on January 1, 2019. The new standard entails a change in accounting requirements for leases, claiming that the current classification in operational and financial leasing will be replaced by a model where assets and liabilities for all leases will be reported in the balance sheet. All leases, except short-term and minor leases, shall be reported as an asset with right of use and as a corresponding liability in the lessee's balance sheet. Payments of leases shall be reported as depreciation and interest expenses. The accounting requirements for the lessor are unchanged. For 2018, implementation of IFRS 16 would have increased assets and liabilities by TSEK 19,524 and TSEK 19,559, respectively. 2018 depreciation and interest expense for leases in 2018 would be TSEK 5,694 and TSEK 1,142, respectively.

Reporting Currency

The reporting currency is Swedish kronor, which is also the Company’s functional currency. Unless otherwise stated, all figures are reported to thousands of Swedish kronor.

Basis of Preparation of Financial Statements

The financial statements have been prepared on a going concern basis and are based on historical costs unless otherwise specifically indicated.

Basis of Consolidation

The consolidated accounts comprise Gyros and its subsidiaries. The financial statements for Gyros and subsidiaries included in the consolidated financial statements pertain to the same period and are prepared in accordance with the same accounting policies.

All intra-Group transactions and dealings are eliminated in their entirety and are consequently not included in the consolidated financial statements.

Subsidiaries

Subsidiaries refer to companies where Gyros holds more than 50 percent of the shares or otherwise holds a controlling influence. Subsidiaries are included in the consolidated financial statements as of the time when the Group has control over them until the time controlling influence is no longer exercised.

Business combinations are reported according to acquisition accounting. In a business combination, the company’s assets (including intangible assets not previously recognized) and liabilities (including contingent liabilities, but excluding future restructuring costs) are valued at their respective fair values.

Translation of foreign subsidiaries’ financial statements

Foreign subsidiaries' assets and liabilities are determined in the respective functional currency, i.e. in the primary economic environment in which the company is located. For Gyro's foreign subsidiaries, all assets, provisions and other liabilities are translated to the Group's reporting currency (SEK) at the balance sheet date and the exchange rate differences are reported against other comprehensive income. All items in the income statement are translated to the average exchange rate for the year.

Goodwill and fair value adjustments arising from the acquisition of a foreign operation are treated as assets and liabilities of this business and translated at the closing date. Translation differences are reported in other comprehensive income. If a subsidiary is divested, the accumulated translation differences are reversed to the income statement.

The exchange rates used for currency translation are available at the Swedish Central Bank and presented in the table below:

Currency (SEK per)	Closing day rate 31 Dec 2018	Average exchange rate for the year 2018	Closing day rate 31 Dec 2017	Average exchange rate for the year 2017
USD	8.9710	8.6921	8.2322	8.5380
EUR	10.2753	10.2567	9.8497	9.6326
GBP	11.3482	11.5928	11.1045	10.9896
JPY	0.0812	0.0787	0.073084	0.076091

Gross accounting

Gross accounting is applied throughout with regard to the recognition of assets and liabilities except in the cases where both a receivable and a liability exist against the same counterparty and there are intent and legal grounds to offset them. Gross accounting is also applied to income and expenses unless otherwise stated.

Classification of assets and liabilities

Non-current assets, non-current liabilities and provisions are expected to be recovered or fall due for payment later than 12 months after the closing date. Current assets and current liabilities are expected to be recovered or fall due for payment within less than 12 months after the closing date.

Note 2:        Summary of Key Accounting Policies

2.1 Revenue

Revenue recognition is according to IFRS 15 which was implemented in 2018. The effect of implementation is described in Note 1.1.

Revenue comprises the fair value of what has been obtained or will be obtained for sold goods and services in the operating activities of the Company. Revenue is recognized net of VAT, sales tax, and any discounts. Revenue is recognized when the Company has fulfilled its performance obligations which means that the customer has control of the goods or benefitted from the service. Typically instrument revenue is recognized upon shipment and installation revenue upon completion of installation. These assessments are based on historical outcomes, taking account of the type of customer, type of transaction and any special circumstances applying in each case.

Sales of other goods

The sale of other goods, which comprises CDs, chemicals and peripheral equipment, is recognized when control of the goods has passed to the customer. The Company does not offer customers a right to return products, but has commercial warranties during an agreed warranty period.

Instrument sales often include installation and training which is typically quoted separately. The Company considers the instrument, installation, and training as distinct from each other. Accordingly, revenue is recognized for each distinct good and service on the instrument invoice when the performance obligation is complete. Discounts, if any, are allocated between distinct items based on the items relative list price.

Sales of services

Service contracts with customers are regarded as separate agreements and revenues under the contracts are recognized on a straight-line basis over the contract service period.

Other revenue

Other revenue earned is recognized as follows:

●	Royalties, licences and similar revenue: recognized in accordance with the economic significance of the contract involved which was de minimis for 2018 and 2017.
●	Interest income: in accordance with the effective return.

2.2 Accounting of Foreign Exchange Effects

Foreign currency transactions are translated at transaction date rates. Assets and liabilities in foreign currencies are translated at closing day rates. Foreign exchange gains and losses relating to assets and liabilities in the operations are recognized in operating profit or loss. Other foreign exchange differences are recognized in net financial income/expense.

2.3 Employee Benefits

Short-term employee benefits

Short-term employee benefits, such as salaries, social security contributions, holiday pay and bonuses, are expensed in the period in which the employees perform the services.

Termination benefits
Remuneration in case of termination is paid when an employee’s employment has been terminated before the normal time of retirement or when an employee accepts voluntary redundancy in exchange for such remuneration. The Company recognizes severance pay when the Group has an existing legal or constructive obligation, it is more probable than not that an outflow of resources will be required to settle the obligations, and the amount can be reliably estimated.

Pensions

The Company only has defined contribution pension plans. In a defined contribution plan, the Company makes fixed contributions to a separate legal entity and has no obligation to make any further contributions. Costs are charged to the income statement when the benefits are earned.

Share-based payments

The Group has a number of share-based payment plans under which payments are made in the form of shares and the Company receives services from employees in return for the Group’s equity instruments (stock options).

Share-based payments are measured based on an estimated market value of the options at the allocation date. The value of the payment is not reassessed after the allocation date. The total cost is allocated over the vesting period, which is the period during which all the specified vesting conditions must be met. The cost is accounted for as a staff cost and credited to equity. At each closing date, the Group reviews its assessments of how many shares are expected to be vested. Any deviations from the original estimates identified in such reviews are recognized in the income statement with corresponding adjustments in equity.

When options are exercised, the Company issues new shares. Received payments are credited to the share capital (the quotient value) and other contributed capital.

Social security contributions attributable to share-based instruments as described above are expensed over the periods in which the services are performed. The cost is calculated by applying the same valuation model used in the allocation of employee stock options. The liability for social security contributions which arises is reassessed at each closing date based on a new calculation of the fees that may be paid when the instruments are exercised. Therefore, the new market valuation of the options that is made at each closing date is used as a basis for calculating the liability for social security contributions. Only those social security contributions which are linked to share-based payments are expensed. When stock options are exercised they are accounted for as an issue of new shares.

2.4 Income Taxes

Reported income taxes include tax that is payable or due in respect of the current year, adjustments relating to current tax for previous years and changes in deferred tax.

All tax liabilities and assets are valued at their nominal amounts and based on the tax rules and tax rates that have been adopted or that have been announced and are highly likely to be confirmed.

Current income tax

Current tax assets and tax liabilities for current and previous periods are defined as the amount that is expected to be received back from or paid to the relevant tax authority.

Current tax attributable to items recognized in equity and in other comprehensive income is recognized in equity and other comprehensive income, and not in profit or loss.

Deferred income tax

Deferred tax is recognized at the balance sheet date in accordance with the balance sheet method for temporary differences between the carrying amounts and tax bases of assets and liabilities.

Deferred tax liabilities are recognized for all taxable temporary differences with 2 exceptions:

1) in cases where the deferred income tax liability is incurred as a result of goodwill impairment or where an asset or liability is accounted for as part of a transaction which is not a business combination and which, at the time of the transaction, neither affects the reported profit or the taxable profit or loss

2) for deductible temporary differences attributable to investments in subsidiaries where it is not possible to control the timeframe for reversal of the temporary difference and it is likely that the temporary difference will not be reversed in the near future.

Deferred tax assets are recognized for all deductible temporary differences, including tax loss carry-forwards to the extent that a taxable profit is likely to be available against which the deductible temporary differences can be utilized. The Company has chosen not to recognize deferred tax assets even though these exist. At 12/31/2018 Gyros Protein Technologies AB has 253,836 of tax loss carry-forwards.

Deferred tax assets and deferred tax liabilities are offset if there is a legal right to offset the current tax assets against current tax liabilities and the deferred tax is attributable to the same unit in the Group and the same tax authority.

2.5 Intangible Fixed Assets

Intangible assets are reported at cost less amortization and any impairment write-downs.

Capitalized Development Costs

Costs for research are expensed as incurred. Expenditure for the development phase of a project is recognized as an intangible asset if the Company has the intention as well as the technical and financial resources to complete the product or application for use or sale, and there are plans and resources to market the product. Additional requirements for capitalizing development costs are that the expenditure is likely to increase the future economic benefits and can be reliably measured. Development expenditures that do not meet these requirements are charged to expense as incurred. Development expenditures which have been expensed in previous financial statements are not capitalized in a later period. Amortization of capitalized development costs begins when the asset can be used in the manner intended by management. The assets are amortized on a straight-line basis over their expected useful lives, which is usually no more than five years. Expected useful lives are reviewed at each closing date and adjusted if appropriate.

Purchased Software

The cost of standard software programs is expensed. Costs for software which has been developed or significantly adapted for the Group is capitalized as an intangible asset if it has likely economic benefits that, after one year exceed the cost. Capitalized costs of purchased software are amortized on a straight-line basis over the estimated useful life, which is usually no more than five years. Expected useful lives are reviewed at each closing date and adjusted if appropriate.

Patents

Costs for purchased patents are capitalized as intangible assets. PTI has 2 acquired patents. These assets are amortized on a straight-line basis over the life of the patent which is 15 and 17 years, respectively. The useful life of the acquired patents is reviewed at each closing date and adjusted if necessary. These patents will be fully amortized in 2021 and 2030 respectively.

Technology

Technology acquired as part of a business acquisition is capitalized as an intangible asset and amortized straight-line over the estimate life of the asset or 15 years. The useful life is reviewed at each closing period and adjusted if necessary.

Customer Relationships

Expenses for marketing and sales are expensed as incurred. Customer relationships acquired as part of a business acquisition are capitalized as intangible assets. Customer relationships are amortized straight-line over the estimated useful life or 15 years. The useful life is reviewed at each closing period and adjusted if necessary. PTI customer relationships were formed over 30 years in business. During this time PTI’s product names such as Symphony and Prelude have become well-known in the industry. PTI has built an exceptional reputation in the industry and enjoys very high customer retention and repeat business.

Trademarks

Trademarks acquired as part of a business acquisition are capitalized as an intangible asset. The company sees no limitation on the useful life of acquired trademarks and therefore considers the useful life indefinite. The useful life is reviewed at each closing date and adjusted if necessary. PTI trademarks “Protein Technologies Inc.” and PTI product names such as Symphony and Prelude are well known in the market and represent high quality, reliability, and service. This prominent reputation was earned over 30 years in business and is especially important to customers considering a major investment in complex research equipment.

Goodwill

Goodwill acquired as part of the price of an acquired company is capitalized as intangible assets. Goodwill is tested for impairment at least once a year in accordance with IAS 36.

Intangible Asset Impairment

The recoverable amount of Technology, Customer Relations, Trademarks, and Goodwill was valued in accordance with IAS 36 as of December 31, 2018. In 2018, the intangible assets related to the acquisition of PTI were written down to equal the recoverable value.

2.6 Property, Plant and Equipment

Property and equipment, including leasehold improvements, are stated at cost and depreciated, or amortized in the case of leasehold improvements, over their estimated useful lives using straight-line method.

Expenditures for maintenance and repairs are charged to expense as incurred, whereas major improvements are capitalized as additions to property and equipment. The Group applies component depreciation so that each portion of an item of property, plant and equipment with a significant cost in relation to the total cost of the asset is depreciated separately.

An item of property, plant and equipment is removed from the balance sheet upon sale or if the asset is not expected to generate any future economic benefits either by being used or sold. Gains and losses are calculated as the difference between the consideration received and the carrying amount of the asset. The gain or loss is recognized in the income statement in the accounting period in which the asset is sold, as other expenses or other income, except for leased/demo instruments, which are recognized in net sales or cost of goods sold, respectively.

Expected useful lives are reviewed at each closing date and adjusted where required. Residual values are taken into account when calculating depreciable amounts. Depreciation is calculated using the following estimated useful lives:

No. of years
Machinery and other production equipment	5 – 7
Equipment	5 - 7
Leased instruments	5
Leasehold improvements	Life of Lease

2.7 Impairment

If there is an indication of impairment of an item of property, plant and equipment or intangible asset, the recoverable amount is calculated. If the calculated recoverable amount is less than the carrying amount, the asset is written down to its recoverable amount. The recoverable amount is the higher of net realizable value and value in use to the business. Recoverable amount assessments are made for each cash-generating unit.

A previous impairment loss is reversed if the recoverable amount is deemed to exceed the carrying amount. However, the new carrying amount resulting from the reversal may never exceed the carrying amount that would have resulted if no impairment loss had been recognized in previous periods.

2.8 Inventories
Inventories are valued at the lower of cost and net realizable value. The acquisition value is calculated by applying first-in first-out principle (FIFO). The net realizable value is the expected selling price in the current business, less selling costs. Inventory value is reported net of reserves for excess and obsolete items.

2.9 Cash and Cash Equivalents

Cash and cash equivalents are defined as cash and bank balances, and other short-term investments maturing within three months. Any amounts from overdraft facilities are reported as short-term loans.

2.10 Provisions

Provisions are recognized when the Group has a legal or contractual obligation if it is more probable than not that an outflow of resources will be required to settle the obligation and the amount is estimable. Provisions for restructuring are recognized when a detailed formal plan exists, and the general plan has been communicated to the population of employees that may be affected.

Provisions for future product warranty claims refer to the next 12 months, which is the standard warranty period offered. Provisions for warranties are based on historical information on warranty claims as well as any current trends which may indicate deviation from historical claims.

If a number of similar obligations exist, the probability that an outflow of resources will be required is determined for the group of obligations as a whole. A provision is recognized even if the probability of an outflow of resources for a specific item in this group of obligations is low.

2.11 Financial Instruments

Financial instruments are any type of agreement that gives rise to a financial asset in the Company and a financial liability or equity instrument of another company.

Financial Assets

Financial assets are divided into four categories:

●	Financial assets at fair value through profit or loss.
●	Loans and receivables measured at amortized cost using the effective interest method.
●	Held-to-maturity financial assets measured at amortized cost using the effective interest method.
●	Available-for-sale financial assets measured at fair value in other comprehensive income.

Management initially classifies financial instruments into one of the above four categories and classifications are reviewed regularly. The Company only holds financial assets belonging to the category loans and receivables. All purchases and sales of financial assets are recognized at the transaction date.

Loans and receivables

Loans and receivables are non-derivative financial assets with specified or specifiable payments that are not listed on an active market.

Loans are initially measured at fair value and are analysed regularly and systematically to determine the amounts that are expected to be received. If a loan is deemed to be doubtful, a provision for the difference between the carrying amount and the expected cash flow is made. Any interest income relating to loans is included in financial income.

Trade receivables are initially recognized at fair value. A provision is made for doubtful receivables at year-end if there is objective evidence that the full value of the asset will not be received. Losses attributable to doubtful receivables are recognized in the income statement under other operating expenses.

The Company’s cash and cash equivalents, trade receivables, and other current receivables are classified as Financial Assets.

Financial Liabilities

The Company’s financial liabilities are divided into two categories:

1.	Financial liabilities at fair value through profit or loss

The Company has no financial liabilities in this category.

2.	Financial liabilities valued at amortized cost

Borrowings are initially carried at fair value net of transaction costs. In subsequent periods these liabilities are reported at accrued acquisition value and any differences between the amount received and the repayment amount are reported in the profit and loss account distributed over the loan period using the effective interest method. Borrowings are classified as current liabilities if there is no unconditional obligation to postpone payment of the debt at least twelve months after the balance sheet date.

Impairment of Financial Assets

At each closing date, the Company assesses whether there exists any objective evidence of impairment of a financial asset. Any impairment losses are recognized in the income statement.

Fair Value of Financial Instruments

For financial instruments held in the Company that are recognized at amortized cost, the fair value is deemed to agree with the carrying amount because of their short maturities.

2.12 Borrowing Costs

Borrowing costs are charged to expense in the period in which they are incurred, except for borrowing costs that are directly attributable to the purchase, construction or production of an asset which necessarily takes a significant amount of time to complete for its intended use or sale. The company did not capitalize any borrowing costs during 2017 and 2018.

2.13 Leases

Leases are classified as finance or operating leases. When the Company, as lessee under a lease, enjoys the economic benefits and bears the economic risks associated with the leased asset, the asset is capitalized as a non-current asset. The corresponding future obligation to make lease payments is recognized as a liability. For operating leases, the lease payments are charged to expense on a straight-line basis over the term of the lease.

2.14 Contingent Liabilities

A contingent liability is recognized when there is a possible obligation arising from past events and its existence is confirmed only by the occurrence or non-occurrence of one or more uncertain future events, which are not fully within the control of the Company. A contingent liability may also be an obligation arising from past events, which is not recognized as a liability or provision because it is not probable and estimable.

2.15 Events After the Balance Sheet Date

Events after the balance sheet date which confirm the conditions applying at the balance sheet date are taken into account when valuing assets and liabilities.

Note 3:	Significant Accounting Judgements, Estimates and Assumptions

In preparing financial statements in accordance with the applied accounting policies, the Board of Directors and Chief Executive Officer are required to make certain estimates and assumptions which affect the carrying amounts of assets, liabilities, income and expenses. The areas where estimates and assumptions are of material significance for the Company and which may affect the income statement and balance sheet if they are changed are described below:

Development expenditure

Determining whether an intangible asset arising from development should be recognized as an asset or not requires a judgement of the extent to which certain predefined conditions have been met.

Deferred tax assets

Deferred tax assets relating to tax losses are recognized only if it is likely that these can be used to offset future profits. In the event that actual outcomes differ from the estimates made or if senior management in the Group adjusts these estimates in future, the value of deferred tax assets could change. Potentially, past and future changes of ownership could also limit the extent to which previous tax losses can be used to offset future taxable profits.

Inventories

Inventories are valued at the lower of cost and net realizable value. The acquisition value is calculated by applying first-in first-out principle (FIFO). The net realizable value is the expected selling price in the current business, less selling costs. Inventory value is reported net of reserves for excess and obsolete items.

Provisions for doubtful receivables

Trade receivables are initially stated at fair value and subsequently at the expected realizable value. An estimate of doubtful receivables that is based on an assessment of all outstanding amounts is made at the closing date.

Judgements made when applying accounting policies

When management applies the Company’s accounting policies it makes various judgements, in addition to those involving estimates, which can have a significant impact on the amounts recognized in the financial statements. Management and the Board of Directors do not deem that any issues of material significance relating to the application of accounting policies existed in the preparation of these financial statements.

Assessment of Technology

PTI technology includes the design and manufacturing of the valve block that is critical to the performance and reliability of its protein synthesizer instruments. Valve block technology for delivering small, precise amounts of fluid to reaction vessels for peptide synthesis was developed over many years. Technology is tested for impairment at least once per year in accordance with IAS36. As of December 31, 2018, the carrying amount of technology was tested and the carrying amount was estimated to exceed the recoverable amount.

Assessment of Customer Relationship

PTI has been on the market for over 30 years. During this time, the company's name and its product names such as Symphony and Prelude have become well-known in industry for their quality and reliability. PTI has built an exceptional reputation in the industry, thus having a very high percentage of recurring purchases among its customers. Customer Relationships is tested for impairment at least once a year in accordance with IAS 36. As of December 31, 2018, the carrying amount of customer relationships was tested and the carrying amount was estimated to exceed the recoverable amount.

Assessment of Trademark and Tradenames

PTI trademarks “Protein Technologies Inc.” and PTI product names such as Symphony and Prelude are well known in the market and represent high quality, reliability, and service. This prominent reputation was earned over 30 years in business and is especially important to customers considering a major investment in complex research equipment. The trademark is held by title. The company sees no limitation on the useful life of acquired trademarks and therefore considers the useful life indefinite. Trademarks are tested for impairment requirements at least once a year in accordance with IAS 36. As of December 31, 2018, the carrying amount of trademarks was tested and the carrying amount was estimated to exceed the recoverable amount.

Assessment of Goodwill

The market for PTI's instruments, consumables and services continues to grow. In 2018 the Company saw an indication of impairment since growth has been slower than expected. The Company tested for impairment according to IAS 36. As of December 31, 2018, the carrying amount of the goodwill was tested and the carrying amount was estimated to exceed the recoverable amount.

Intangible Asset Write-down for Impairment

As of December 31, 2018, the net recoverable value was estimated to be less than the carrying value of technology, customer relations, and trademarks combined. The carrying value of goodwill was written down to zero. The carrying value of the other intangible assets resulting from the acquisition of PTI were written down by the same proportion so that the resulting total carrying value is equal to the recoverable value.

Intangible Asset (kSEK)	Carrying Value Pre-Write Down	Write-Down 2018	Carrying Value 12/31/2018
Technology	27.962	677	27.285
Customer Relations	60.410	1.463	58.947
Trademarks	60.854	1.473	59.381
Goodwill	174.238	174.238	-
Deferred Income Taxes	-80.866	-44.463	-36.403
Total	242.598	133.388	109.210

Note 4:     Financial Risks and Risk Management

Through its operations the Company is exposed to various financial risks, including the effects of changes in exchange rates, interest rates, and prices in the debt and capital markets. The Company’s central risk management program, which has been formalized in a policy adopted by the CEO, focuses on the unpredictability of financial markets and strives to minimize potential adverse effects on the Company’s financial results. The financial policy for the Group was adopted in early 2012.

Risk management and financial issues are handled chiefly by the Group’s Chief Financial Officer under the direction and supervision of the Board of Directors. The general objective for these activities is to provide cost-effective and secure funding for the Group, manage currency risks and interest rate risks, and ensure an effective cash management structure for the Group.

Currency Risks
The Group operates internationally and is exposed to transaction risks relating to purchases, sales, and financial transactions in foreign currency. Currency exposure is primarily to US dollars (USD), Euro (EUR), and Japanese Yen (JPY).

The Group has foreign subsidiaries in the US, Germany, the UK, France and Japan, whose net assets are exposed to foreign currency translation risks. Gyros accounts for only a small portion of the currency exposure. The subsidiary Gyros Protein Technologies AB accounts for the majority of the Group’s currency exposure. Other companies in the Group mostly transact in their own local currency. Currently, no financial instruments for hedging are used.

If the Swedish krona had weakened by 10 percent against the USD, the profit for the full year 2018 would, holding all other variables constant, have been 16,842 (14,753) higher. The corresponding figure for EUR would have been TSEK 5,147 (4,474) higher, for GBP 455 (531) lower, and for JPY 464 (979) higher.

Interest Rate Risks
The Group’s income and cash flow from operating activities are essentially independent of changes in market interest rates. The Group has no interest-bearing assets other than bank deposits.

In 2014 and 2015, Gyros Protein Technologies AB raised loans from its majority owner SLS Invest AB. In connection with the merger with PTI Inc., the loan was moved to the Company. At December 31, 2018 and 2017, these loans amounted to SEK 30 million plus accrued interest. The interest rate is fixed. At December 31, 2018, the Company has a corresponding receivable from Gyros Protein Technologies AB.

The Company has a receivable from the Group company Gyros US Inc. The interest rate is based on the official US interest rates. At December 31, 2018 and 2017, the loan amounted to kSEK 155,200 and 248,517, respectively, including accrued interest.

PTI Inc. has two long-term loans. A bank loan from Square1 Bank with an original amount of TUSD 4,750. At December 31, 2018 and 2017, the loan amounted to TUSD 239 and 2,125, respectively, of which TUSD 159 and 1,881, respectively, is classified as short term. The interest rate on the loan is the higher of the prime rate +1.75% or 5%. At December 31, 2018 and 2017, the interest rate was 7.25% and 6.25%, respectively. In April 2019 the Company paid-off the entire note principal and accrued interest.

On June 15, 2015, PTI was acquired by Ampersand 2014 Limited Partnership. As part of the sale an agreement was reached with 3 former owners for subordinate loan agreements with the same terms for a total of TUSD 3,000. All of the company’s assets form security for the loan. For 2018 and 2017, the interest rate was 5 percent. The loan amount and all accrued interest are due at the earlier of 15 June 2019 or a change of control of the company. In June 2019 2 of the sub-loans were paid in full and the third sub-loan was amended such that $1.6M was paid and the remaining TUSD 1,843 is due in 2 payments. The first payment of TUSD 900 is due on March 31, 2020 and the remaining balance and all accrued interest is due on June 30, 2020.

Credit Risk
The Group has a certain concentration of credit risks. The Group has adopted a set of guidelines to ensure that products and services are sold only to customers with an appropriate credit history. The five largest customers in the Group accounted for 29% of total trade receivables at December 31, 2018 (2017: 29%). In view of the type of customers involved, the risk is deemed to be limited.

Breakdown of trade receivables, past due but not impaired	2018	2017
<30 days	11,375	15,729
30-90 days	4,234	2,559
91-180 days	839	-23
>180 days	4,314	63
Amount at end of year (TSEK)	20,762	18,328

For total trade receivables, there is collateral at a value of TSEK 0, of which TSEK 0 is comprised of bank guarantees.

Provisions for doubtful receivables correspond to 0 per cent (0) of the total receivables and have changed as follows:

Provisions for doubtful receivables	2018	2017
Provision at beginning of year	-	35
Provision for expected losses	-	-
Actual losses (TSEK)	-	-35
Reversal of unused provisions	-	-
Foreign exchange effects	-	-
Amount at end of year (TSEK)	-	-

The credit risk in other financial assets, such as cash and cash equivalents, is equal to the carrying amounts of these assets.

Liquidity Risk
The Group aims to maintain an up-to-date, detailed one-year liquidity plan. Bank balances must at all times cover planned capital needs for the next 30 days. Any excess which with a high degree of precision is deemed not to be required within 30 days may be invested in SEK-denominated Swedish AAA fixed income instruments for a maximum term of 360 days. All investments of this type are subject to approval by the Board. In addition to cash and cash equivalents, the Group had an available overdraft facility of TSEK 0 (0).

Management continually monitors forecasts for the Group’s cash flows and liquidity reserve to ensure that the Group has adequate cash and cash equivalents to meet its operational needs. The table below shows maturities of the Company’s financial liabilities. The amounts indicated in the table are the contractual, undiscounted cash flows, which are the same as the carrying amounts.

31 December 2018	< 1 year	1–5 years	> 5 years	Total
Other long-term liabilities		715	-	715
Accounts Payable	5,178	-	-	5,178
Accrued expenses	125,608	2,630	277	128,515
Total (TSEK)	130,786	3,345	277	134,408

31 December 2017	< 1 year	1–5 years	> 5 years	Total
Other long-term liabilities		62,200	-	62,200
Accounts Payable	3,574	-	-	3,574
Accrued expenses	61,380	2,079	299	63,758
Total (TSEK)	64,954	64,279	299	129,532

Management of Capital

The Group’s managed capital consists of equity. Changes in managed equity are thus shown in the “Consolidated statement of changes in equity”. The Group’s financial objective is to generate a good long-term return on equity. No dividends have been paid in the last several years.

Note 5:      Distribution of Revenue

Net Sales by customer geographic location

Group	2018	2017
Europe	99,284	93,440
North America	146,739	110,454
Asia	29,540	30,911
Total (TSEK)	275,563	234,805

Net Sales by type

Group	2018	2017
Goods	225,268	188,931
Services	50,295	45,386
Licenses	0	488
Total (TSEK)	275,563	234,805

Note 6:     Related-Party Transactions

SLS Invest AB owns 54.48% of the Parent Company’s shares and thereby has a controlling influence over the Group. SLS Invest AB is in turn wholly owned by the Swedish Pension Fund 6th Fund Management (“AP6”). Therefore, AP6 has ultimate control of the Group.

At 31 December 2018, Gyros Protein Technologies Holding AB had a debt agreement with the majority owner, SLS Invest AB. For more information, see Note 34.

The Group has not had any transactions with SLS Invest AB or other portfolio companies owned by SLS Invest AB except for minor travel expenses invoiced by SLS. Similarly, the Group has not had any transactions with Ampersand Capital or other portfolio companies owned by Ampersand Capital except for minor travel expenses invoiced by Ampersand for minor travel expenses incurred by Board members.

Gyros has not made any guarantees or provided surety bonds to or on behalf of any Directors or other senior executives. None of the Directors or other senior executives had any direct or indirect business transactions with the Group in 2018 or 2017 other than the remuneration described in Note 8.

Transactions between the Parent Company and other Group companies

The Parent Company only has interest income from Group companies and Group contributions to Gyros Protein Technologies AB, all of which is eliminated in consolidation.

Note 7:      Salaries, Other Benefits, Social Security Contributions and Obligations

Of the Parent Company’s pension costs (including tax), TSEK 0 (0) refers to the Board and CEO, and the corresponding amount for the Group is TSEK 96 (0).

	2018		2017
(TSEK)	Salaries and other benefits	Social security contributions (of which pension costs)	Salaries and other benefits	Social security contributions (of which pension costs)
Group	91,062	22,849 (8,139)	79,186	23,043 (8,336)

Salaries and Other Benefits by Country:

(TSEK)	2018		2017
Parent Company	Board & CEO	Other Employees	Board & CEO	Other Employees
Sweden	-	-	-	-
Subsidiaries
Sweden	-	25,164	-	24,454
England	-	4,800	-	4,031
Germany	-	3,320	-	1,302
France	-	1,910	-	2,441
USA	4,015	48,550	4,556	39,223
Japan	-	3,303	-	3,179
Group	4,015	87,047	4,556	74,630

The increase in salaries and other benefits from 2017 to 2018 is mostly due to increased bonuses and commissions. Salary increases and exchange rates also contributed to the increase.

Note 8:      Remuneration of Senior Executives

Principles

The Chairman and Directors receive Directors’ fees in accordance with the resolution of the AGM. No separate fees are payable for committee work.

In 2018, the CEO received remuneration in the form of salary, variable remuneration, other benefits, and pension totalling TSEK 4,015 (4,557). Remuneration of other senior executives is comprised of basic salary, variable remuneration, other benefits, and pension. Other senior executives include seven employees who together with the CEO make up company management for 2018. The sales executives for Europe and for Asia are employed by external companies but are included as senior executives for the period of April 2017 to December 2018 and throughout 2017 and 2018 respectively.

Remuneration Issues

The Board of Directors determines the policies for remuneration of senior executives including the amounts of fixed and variable incentive compensation and the size of salary increases. The Board also decides on the criteria for assessing bonus pay-outs, equity grants, pension benefits, and severance pay.

Remuneration and Other Benefits in 2018

(TSEK)	Basic salary/ Director’s fee	Invoiced InvoicedInvoiced	Variable remuneration	Pension costs	Share-based payments	Total
Board Members	-	1,237	-	-	334	1,571
CEO	3,476	-	104	96	339	4,015
Other senior executives (7 people)	8,247	4,767	898	1,043	643	15,598
Total	11,723	6,004	1,002	1,139	1,316	21,184

Remuneration and Other Benefits in 2017

(TSEK)	Basic salary/ Director’s fee	Invoiced InvoicedInvoiced	Variable remuneration	Pension costs	Share-based payments	Total
Board Members	-	1,216	-	-	642	1,858
CEO	3,414	-	510	-	633	4,557
Other senior executives (8 people)	8,323	3,873	1,638	940	920	15,694
Total	11,737	5,089	2,148	940	2,195	22,109

Comments on the tables

●	The Company only has defined contribution pension plans. The pension cost refers to the cost expensed in that year. See below for more information about pensions.

Variable Remuneration

Variable remuneration is paid only when the targets or sales levels defined by the Board have been achieved.

Share-Based Payments

The amounts of share-based payments to senior executives in the table below refers to costs recognized according to IFRS 2 Share-Based Payment for these people. Additional descriptions of the share-based payment programs are in Note 9.

Stock Options (No. of Shares)	Program PTI 1	Program PTI 2	Program CEO	Program Gyros	GPTH 1	GPTH 2	GPTH 3	Total
Board Members		218,647			585,201	195,426		999,274
CEO			1,077,513		1,075,000			2,152,513
Other Senior Exectuives (7)	399,895			200,000	880,000	252,500		1,732,395
Other	369,142	69,215		315,000	210,000		90,000	1,053,357
Not awarded							895,451	895,451
Summary	769,037	287,862	1,077,513	515,000	2,750,201	447,926	985,451	6,832,990

Pensions

For the CEO, up to 4% of salary is paid with a cap of USD 23,000 per year to the company’s 401k plan.

Other senior executives without 401k plan benefits receive defined contribution pension benefits.

Severance Pay Agreements

The Company and the CEO have a severance agreement that provides for a mutual six month notice period. In addition to the notice period upon termination by the company severance pay in an amount equal to six months of salary is payable.

The other senior executives employed in Sweden have an agreement that provides a mutual notice period of three months. Other senior executives have severance agreements with a mutual notice period of 0-6 months and if terminated by the company severance pay equal to 0-6 months of salary.

Note 9:      Share-Based Payments

To attract and retain skilled and motivated staff, Gyros has introduced share-based remuneration schemes. The options have been granted free of charge to the Directors and employees (employee stock options). Stock option have been granted to employees in exchange for options awarded from earlier, pre-merger plans and for incentive awards post-merger.

Share-based payment expense in 2018 was 1,639 (2,725), of which social costs were -22 (80). The liability for social security contributions related to share-based payments at year-end was 277 (299).

Employee Stock Options Program PTI 1, 2016

Employee stock options were granted to PTI Inc. employees in exchange for cancelled PTI Inc. options. The options are exercisable from one year after the date of grant until December 2, 2024. Options are vested by 1/48 per month starting from December 15, 2015, provided that the employee remains in continued service during that period.

Employee Stock Options Program PTI 2, 2016

Employee stock options were granted to PTI Inc. employees and Directors in exchange for cancelled PTI Inc. options. The options are exercisable from one year after the date of grant until July 20, 2025. Vesting occurs with an initial 4/16 vesting on August 1, 2016 and thereafter by 1/16 per quarter assuming grantee remains employed with the company.

Employee Stock Options CEO, 2016

Employee stock options were granted to the CEO in exchange for cancelled Gyros AB options. The options are exercisable from the date of grant until June 30, 2020. The options were granted free of charge.

Employee Stock Options Program Gyros, 2016

Employee stock options were granted to Gyros AB employees in exchange for cancelled Gyros AB options. The options are exercisable from one year after the date of grant until June 30, 2020. Options are vested in portions of 20 percent, 20 percent, 20 percent and 40 percent each year starting from March 31, 2015, provided that the employee remains in continued service during that period.

Employee Stock Options GPTH 1, 2016

Employee stock options were granted to employees and Directors. The options are exercisable from one year after the date of allocation until July 11, 2026. Vesting occurs with an initial 4/16 vesting on August 1, 2017 and thereafter by 1/16 per quarter, provided that the employee remains in continued service during that period.

Employee Stock Options GPTH 2, 2016

Employee stock options were granted to the members of the Board. The options are exercisable from one year after the date of grant until December 15, 2026. Vesting occurs with an initial 4/16 vesting on December 1, 2017 and thereafter by 1/16 per quarter, provide that the Board member remains in continued service during that period.

Employee Stock Options GPTH 3, 2016

Employee stock options were granted to the members of the Board. The options are exercisable from one year after the date of grant until December 15, 2026. Vesting occurs with an initial 4/16 vesting on December 1, 2017 and thereafter by 1/16 per quarter, provide that the Board member remains in continued service during that period.

For all Programs above the option holders have the right to exercise their options in the event that a third party makes an offer to acquire more than 50% of all shares of Gyros Protein Technologies Holding AB and the shareholders resolve to accept the offer. Holders have the right to exercise all their options if the Company’s shares begin to be traded on a stock exchange or other marketplace.

Summary of the Number of Outstanding Options

Program name	Subscription period	Type of plan	Share class	Exercise price (SEK)	Program total number options / corresponding number of shares
Program PTI 1	July 2016 - 2 December 2024	Employee Stock Options	A shares	SEK 1.28	769,037
Program PTI 2	July 2016 - 20 July 2025	Employee Stock Options	A shares	SEK 4.54	287,862
Program CEO	July 2016 - 30 June 2020	Employee Stock Options	A shares	SEK 6.70	1,077,513
Program Gyros	July 2016 - 30 June 2020	Employee Stock Options	A shares	SEK 6.70	515,000
GPTH 1	July 2016 - 11 July 2026	Employee Stock Options	A shares	SEK 7.17	2,750,201
GPTH 2	July 2016 - 26 April 2027	Employee Stock Options	A shares	SEK 7.17	447,926
GPTH 3	July 2016 – 26 July 2028	Employee Stock Options	A Shares	SEK 7.17	90,000
Total no. Options					5,937,539

Change in Number of Outstanding Options by Program

	Program PTI 1	Program PTI 2	Program CEO	Program Gyros	GPTH 1	GPTH 2	GPTH 3
Financial year	2018	2018	2018	2018	2018	2018	2018
Outstanding at 1 January	769,037	287,862	1,077,513	535,000	2,800,201	447,926	0
Awarded							90,000
Exchanged to
Utilised
Expired				-20,000	-50,000
Outstanding at 31 December 2018	769,037	287,862	1,077,513	515,000	2,750,201	447,926	90,000

	Program PTI 1	Program PTI 2	Program CEO	Program Gyros	GPTH 1	GPTH 2
Financial year	2017	2017	2017	2017	2017	2017
Outstanding at 1 January	838,252	287,862	1,077,513	575,000	2,900,201	195,426
Awarded						252,500
Exchanged to
Utilised
Expired	-69,215			-40,000	-100,000
Outstanding at 31 December 2017	769,037	287,862	1,077,513	535,000	2,800,201	447,926

The table below shows the key variables used in determining the fair values of the options at the grant dates.

Expected dividend	0%
Expected volatility	22-38%
Risk-free rate	0.78%
Expected duration of the options from original program start	6-10 years
Share price at grant date	SEK 7.17
Option valuation model	Black-Scholes

Options in the programs are distributed by target group as follows at December 31, 2018.

Target group	No. of Options
Board members	999,274
CEO	2,152,513
Other senior executives (8 people)	1,732,395
Other personnel	1,053,357
Total allocated options	5,937,539

Note 10: Depreciation, Amortization, and Impairment

Depreciation and Amortization Expense, Net	2018	2017
Capitalized Development Costs	7,503	7,503
Licenses	597
Purchased Software	362	653
Capitalized Patents and Technology	2,452	2,395
Capitalized Customer Relationships	4,777	4,698
Machinery and other Production Equipment	1,362	1,173
Equipment	1,030	1,043
Improvements to Leased Property	184	179
Leased/demo Instruments	488	395
Impairment of Intangible Assets	177,851	-
Total (TSEK)	196,606	18,039

Depreciation/amortization is recognized in the income statement as follows:

Depreciation and Amortization Expense, Net	2018	2017
Cost of Goods and Services Sold	2,292	1,638
Selling Expense	5,833	5,644
Administrative Expense	274	318
Research & Development Expense	10,356	10,439
Total (TSEK)	18,755	18,039

Note 11:      Operating Leases

The operating lease expense for the year in the Group is TSEK 7,646 (7,591), which has been reported in operating profit. The majority of operating leases is for facilities. The breakdown by nominal value of future contracted lease payments is as follows:

(TSEK)	2018-12-31	2017-12-31
Due within one year	12,801	5,687
Due within 5 years and after 1 year	14,439	5,675

Note 12:      Other Operating Income and Operating Expenses (TSEK)

Group	2018	2017
Foreign exchange gains	4,420	1,911
Total Other Operating Income	4,420	1,911
Foreign exchange losses	-1,988	-3,259
Total Other Operating Expense	-1,988	-3,259

Note 13:     Interest Income and Similar Items (TSEK)

Group	2018	2017
Interest Income	31	46

Note 14:      Interest Expense and Similar Items (TSEK)

Group	2018	2017
Interest Income /(Expense)	-3,941	-4,739

Note 15:      Income Taxes (TSEK)

Compilation of Recognized tax expenses	Group
	2018	2017
Current tax expense	12,393	411
Tax in respect of prior years	1,156	-15
Deferred tax arising from temporary differences and tax losses	-5,942	21,148
Total reported tax	7,607	21,544

Reconciliation of effective tax rate	Group
	2018	2017
Loss before tax	-169,032	-10,410
Tax expenses 22% (22%)	37,187	2,290
Adjustment for tax conditions and taxes in other countries	9,767	1,000
Unrecognized deferred tax asset for the year attributable to tax losses	-3,761	-2,692
Change in deferred taxes due to temporary differences in patents, trademarks, and customer relations	4,624	19,856
Non-deductible expenses	-42,203	-1,278
Non-taxable income	1,993	2,368
Total reported tax	7,607	21,544

Changes in deferred tax liabilities and tax assets in 2017 and 2018 are presented below.

Deferred tax liabilities	Group
At 31 December 2016	-60,319
Recognized in the income statement	21,148
Recognized in other comprehensive income	0
Recognized directly in equity	-
Foreign exchange differences	5,938
At 31 December 2017	-33,233
Recognized in the income statement	5,942
Recognized in other comprehensive income	0
Recognized directly in equity	-
Foreign exchange differences	-4,956
At 31 December 2018	-32,247

Deferred taxes are in the US subsidiaries and consist of product warranty, holiday pay accruals, deferred revenue, depreciation and costs added to inventory.

Deferred tax assets relating to tax losses are recognized to the extent that it is probable that the loses will be used to offset future taxable profits. At year-end 2018 Gyros Protein Technologies AB had tax loss carry-forwards of TSEK 253.836 (293,319). These tax loss carry-forwards are not recognized as tax assets because of uncertainty about the extent to which they may be used. They have no time limit. Gyros has no unrecognized tax loss carry-forwards.

Note 16:      Capitalized Development Costs

Development costs for 2 Gyros projects were capitalized in prior years. The first was a Gyros chemicals project with an original investment of TSEK 6,449 that is now fully written off. The second was a Gyros instrument project with an original investment of TSEK 37,516. Amortization of this project’s costs run over five years ending in March 2020.

(TSEK)	31 Dec 2018	31 Dec 2017
Group
Cost at beginning of year	43,965	43,965
Change for the year
- Purchases	-	-
Cost at end of year	43,965	43,965
Amortization at beginning of year	-27,083	-19,580
Change for the year
- Amortization charge	-7,503	-7,503
Amortization at end of year	-34,586	-27,083
Net Carrying amount at end of year	9,379	16,882

Note 17: Licenses

Capitalized Licenses are paid in advance licenses to utilize technology and reagents.

(TSEK)	31 Dec 2018	31 Dec 2017
Group
Cost at beginning of year	0	-
Change for the year
- Purchases	3,022	-
Cost at end of year	3,022	-
Amortization at beginning of year	0	-
Change for the year
- Amortization charge	-597	-
Amortization at end of year	-597	-
Net Carrying amount at end of year	2,425	0

Note 18:      Purchased Software

The asset refers to software components developed in-house for CRM systems within the Gyro business. Purchased software assets are amortized over five years.

(TSEK)	31 Dec 2018	31 Dec 2017
Group
Cost at beginning of year	5,731	5,771
Change for the year
- Purchases	-	-
-Disposal	-	-40
Cost at end of year	5,731	5,731
Amortization at beginning of year	-5,092	-4,479
Change for the year
- Amortization charge	-362	-653
-Disposal		40
Amortization at end of year	-5,454	-5,092
Net Carrying amount at end of year	277	639

Note 19:     Capitalized Patents

PTI has 2 patents that were purchase in prior years. Amortization of the purchase prices are over 15 and 17 years, respectively. Amortization of the first patent ends in 2021 and the second ends in 2030.

(TSEK)	2018	2017
Group
Cost at beginning of year	1,378	1,952
Change for the year
-Foreign exchange differences	490	-574
Cost at end of year	1,868	1,378
Amortization at beginning of year	-450	-682
Change for the year
- Amortization charge	-241	-221
-Foreign exchange differences	-407	453
Amortization at end of year	-1,908	-450
Net Carrying amount at end of year	770	928

Note 20:     Technology

PTI has specialized design, manufacturing, and assembly technology for its valve blocks which are a critical component for protein synthesizer performance and reliability. The valve block delivers small, precise, repeatable amounts of fluids to reaction vessels in the instruments. This technology and know-how was developed over many years. PTI manufactures its valve blocks in-house because they are critical and complex. In December 2018 the carrying value of PTI’s technology was tested. The carrying amount was estimated to exceed the recoverable amount and an impairment charge was booked (see Note 3: Assessment of Technology).

Technology (TSEK)	31-Dec-18	31-Dec-17
Group
Cost at beginning of year	31,419	34,720
Change for the year
-PPA		-
-Foreign exchange differences	2,820	-3,301
Cost at end of year	34,239	31,419
Amortization at beginning of year	-3,665	-1,736
Change for the year
- Amortization charge	-2,211	-2,174
- Foreign exchange differences	-400	245
Amortization at end of year	-6,276	-3,665
Impairment Charge	-677
Net Carrying amount at end of year	27,285	27,754

Note 21:     Customer Relationships

PTI has been serving the life science and biotech market for more than 30 years. During this time, the company’s name and its product names, such as Symphony and Prelude, have become well-known in the industry. PTI has built a reputation in the industry which has enabled a large share of recurring purchases by its customers. In December 2018 the carrying value of PTI’s customer relationships was tested. The carrying amount was estimated to exceed the recoverable amount and an impairment charge was booked (see Note 3: Assessment of Customer Relationships).

Customer Relationships (TSEK)	31-Dec-18	31-Dec-17
Group
Cost at beginning of year	67,880	75,012
Change for the year
-PPA		-
-Foreign exchange differences	6,092	-7,132
Cost at end of year	73,972	67,880
Amortization at beginning of year	-7,920	-3,751
Change for the year
- Amortization charge	-4,777	-4,698
- Foreign exchange differences	-865	529
Amortization at end of year	-13,562	-7,920
Impairment Charge	-1,463
Net Carrying amount at end of year	58,947	59,960

Note 22:     Trademark and Trade Name

PTI’s trade name or brand “Protein Technologies Inc.” and its product names such as Prelude, Symphony, and Tribute are considered valuable since they are differentiating factors in customers decision to buy. PTI has earned an excellent reputation for protein synthesizer equipment, service and reagents over 30 years. PTI’s customers make large investments in complex scientific equipment so a reputation for quality and support is especially important. These names are in use and continue to represent quality and reliability, and service and support. In December 2018 the carrying value of PTI’s trademark and trade name was tested. The carrying amount was estimated to exceed the recoverable amount and an impairment charge was booked (see Note 3: Assessment of Trademark and Trade Name).

Trademark and Trade Name (TSEK)	31-Dec-18	31-Dec-17
Group
Cost at beginning of year	55,843	61,710
Change for the year
-PPA		-
-Foreign exchange differences	5,011	-5,867
Cost at end of year	60,854	55,843
Amortization at beginning of year
Change for the year
- Amortization charge
- Foreign exchange differences
Amortization at end of year	0	0
Impairment Charge	-1,473
Net Carrying amount at end of year	59,381	55,843

Note 23:     Goodwill

Goodwill is tested for impairment at least once a year in accordance with IAS 36. In December 2018 the carrying value of PTI’s goodwill was tested. The carrying amount was estimated to exceed the recoverable amount and an impairment charge was booked (see Note 3: Assessment of Goodwill).

Goodwill (TSEK)	31-Dec-18	31-Dec-17
Group
Cost at beginning of year	159,889	176,687
Change for the year
-PPA		-
-Foreign exchange differences	14,349	-16,798
Cost at end of year	174,238	159,889
Amortization at beginning of year
Change for the year
- Amortization charge
- Foreign exchange differences
Amortization at end of year	0	0
Impairment Charge	-174,238
Net Carrying amount at end of year	0	159,889

Note 24:     Assets in Progress

Assets in Progress (TSEK)	31 Dec 2018	31 Dec 2017
Cost at beginning of year	0	718
Change for the year
-Purchases	1,297	89
-Reclassifications	0	-807
Cost at end of year	1,297	0
Net Carrying amount at end of year	1,297	0

Note 25:     Machinery and Other Production Equipment

Machinery and Other Production Equipment	31 Dec 2018	31 Dec 2017
Group (TSEK)
Cost at beginning of year	14,754	14,989
Changes for the year
-Purchases	0	1,188
-Reclassifications	0	807
-Disposals	0	-1,950
-Foreign exchange differences	189	-280
Cost at end of year	14,943	14,754
Depreciation at beginning of year	-11,400	-12,263
Change for the year
-Depreciation charge	-1,362	-1,173
-Disposals	0	1,950
-Foreign exchange differences	-135	86
Depreciation at end of year	-12,897	-11,400
Net Carrying amount at end of year	2,046	3,354

Note 26:     Equipment

Equipment	31 Dec 2018	31 Dec 2017
Group
Cost at beginning of year	8,096	8,044
Changes for the year
-Purchases	672	1,164
-Disposals	-9	-736
-Foreign exchange differences	896	-376
Cost at end of year	9,655	8,096
Depreciation at beginning of year	-4,610	-4,482
Change for the year
-Depreciation charge	-1,030	-1,043
-Disposals	0	736
-Foreign exchange differences	-668	179
Depreciation at end of year	-6,308	-4,610
Net Carrying amount at end of year	3,347	3,486

Note 27:      Improvements to Leased Property

Leasehold Improvements (TSEK)	31 Dec 2018	31 Dec 2017
Group
Cost at beginning of year	1,098	1,233
Changes for the year
-Purchases	0	50
-Disposals
-Foreign exchange differences	163	-185
Cost at end of year	1,261	1,098
Depreciation at beginning of year	-645	-597
Change for the year
-Depreciation charge	-184	-179
-Disposals
-Foreign exchange differences	-128	131
Depreciation at end of year	-957	-645
Net Carrying amount at end of year	304	453

Note 28:     Leasing/Demo Instruments

Demo and Lease Instruments (TSEK)	31 Dec 2018	31 Dec 2017
Group
Cost at beginning of year	3,942	2,751
Changes for the year
-Purchases	754	2,216
-Disposals	-408	-
-Sold	-1,020	-1,025
Cost at end of year	3,268	3,942
Depreciation at beginning of year	-2,161	-2,121
Change for the year
-Depreciation charge	-488	-395
-Disposals	54	-
-Sold	346	355
Depreciation at end of year	-2,249	-2,161
Net Carrying amount at end of year	1,019	1,781

Note 29:     Inventories

Group (TSEK)	31 Dec 2018	31 Dec 2017
Operating inventories consist of the following:
Raw materials	16,370	14,520
Goods in progress	316	590
Finished goods	18,360	15,117
Total Inventory, gross	35,046	30,227

Note 30:     Prepaid Expenses and Accrued Income

	31 Dec 2018	31 Dec 2017
Group (TSEK)
Prepaid rents	836	1,421
Other items	9,033	9,484
	9,869	10,905

Note 31:     Equity

Parent Company Shares

The share capital of TSEK 700 (700) comprises 69,993,021 (69,993,021) fully paid-up shares with a par value of SEK 0.01 per share. There is only one share class (common shares) and all shares convey the same rights to a share in the assets of Gyros Protein Technologies Holding AB. Each share entitles the holder to one vote at general meetings of shareholders without limitation. There are no legal restrictions on transferability or in the articles of association. Gyros Protein Technologies Holding AB holds no treasury shares.

Note 9 describes outstanding stock options which when exercised would dilute the ownership share of current stock holders.

The Company’s Ownership Structure at December 31, 2018 is as Follows:

Shareholder	Total no. of shares	Share of votes
SLS Invest AB	38,135,434	54.48%
Ampersand	30,592,559	43.71%
Nate Cosper	1,079,737	1.54%
Others	185,291	0.27%
Total	69,993,021	100.00%

Note 32:     Other Non-Current Liabilities

Group (TSEK)	31 Dec 2018	31 Dec 2017
Deferred tax liabilities	32,247	33,233
	32,247	33,233

Note 33:     Other Non-Current Liabilities

Group (TSEK)	31-Dec-18	31-Dec-17
Square1 Bank	715	2,007
Former Owners of PTI	0	24,697
SLS Invest AB (owners)	0	35,496
Total Group	715	62,200

PTI Inc. has two long-term loans. A bank loan from Square1 with an original amount of TUSD 4,750. At 31 December 2018, the loan amounted to TUSD 239 which matures in June 2020. In April 2019 the Company paid off the Square1 note and all accrued interest early. Subsequently, Square1 Bank released all security interests in the Company.

On 15 June 2015, PTI was acquired by Ampersand 2014 Limited Partnership. As part of the sale an agreement was reached with the 3 former owners for three subordinate loan agreements with the same terms for a total of TUSD 3,000. All of PTI’s assets form security for the loan. The loan amount and all accrued interest are due at the earlier of 15 June 2019 or a change of control of the company. In May 2019 the Company and one of the former owners amended their loan agreement such that TUSD 1,600 of principal will be paid by June 15, 2019. The remaining balance of principal and accrued interest will continue to accrue interest at 5.0% and is due in two installments: TUSD 900 on 3/31/2020 and the remaining balance on 6/30/2020. In June 2019 the other two former owners subordinate loans were paid in full.

The table below shows the remaining contractual terms of the financial debt until maturity as of December 31, 2018. The amounts stated in the table are the contractual, undiscounted cash flows.

	< 1 Year	1-5 Years	> 5 Years	Total
Group (TSEK)
Term Debt – 31 Dec 2018	65,646	715		66,361
Term Debt – 31 Dec 2017	18,790	62,200	-	80,990

Note 34:      Provision for Product Warranties

Warranty (TSEK)	31 Dec 2018	31 Dec 2017
At 1 January	2,203	2,640
Foreign exchange differences	167	-535
Used	-2,370	-2,257
Reversal of unused provisions	0	152
Additional provisions	1,027	2,203
	1,027	2,203

Warranty provisions are reported as short-term because the warranty period expires before 12 months.

Note 35:      Other Current Liabilities

Group (TSEK)	31 Dec 2018	31 Dec 2017
Current liability to owner SLS Invest AB	37,304	-
Other loans	28,342	18,790
Other items	10,886	3,944
	76,532	22,734

Current liability to owner SLS Invest AB is a note that matures in June 2019. In April 2019 this note was amended so that the maturity date is June 2020. Other loans include the current portion of the loans described in Note 33.

Note 36:      Accrued Expenses and Deferred Income

Group (TSEK)	31 Dec 2018	31 Dec 2017
Accrued holiday pay including social security contributions	2,531	7,477
Accrued bonuses to employees including social security contributions	15,584	4,163
Sales in later periods	21,303	19,986
Redundant personnel including social security contributions	0	18
Accrued social security contributions	1,388	1,482
Social security contributions for options	4,187	299
Other items	5,963	5,396
	50,956	38,821

Note 37:      Adjustments for Non-Cash Items

Group (TSEK)	31 Dec 2018	31 Dec 2017
Share-based payments	1,662	2,645
Unrealized exchange rate differences	-427	-1,170
Sale of non-current assets	1,037	670
	2,272	2,145

Note 38:      Provisions and Contingent Liabilities

Group (TSEK)	31 Dec 2018	31 Dec 2017
Pledged assets	40,732	51,195
Contingent liabilities	None	None

PTI’s assets have been pledged against PTI’s loans with Square1 Bank and the Former PTI Owners as described in Note 33.

Note 39:      Financial Instruments

Group (TSEK)	31 Dec 2018	31 Dec 2017
Trade receivables	57,940	56,843
Other current receivables	3,056	1,268
Cash and cash equivalents	59,518	36,824
Total Assets	120,514	94,935
Assets are reported at their full net value including a provision for bad debt 0 (0)

The Group’s financial instruments consist of accounts receivable, accrued income, cash and cash equivalents, trade payables, accrued supplier costs, and interest bearing liabilities. Interest bearing liabilities are subject to interest rate terms which are equivalent to market rates. Other financial assets and liabilities have short maturities. Therefore, reported book values are equivalent to fair value.

Group (TSEK)
31 Dec 2018	Customer & Other	Accrued Financial Assets & Liabilities	Book Value	Fair Value
Trade receivables	57,940		57,940	57,940
Other current receivables	3,056		3,056	3,056
Cash and cash equivalents	59,518		59,518	59,518
Total Assets	120,514		120,514	120,514
Bank Debt		2,144	2,144	2,144
Other interest-bearing long-term liabilities		69,251	69,251	69,251
Accounts Payable		5,178	5,178	5,178
Other Current Liabilities		5,852	5,852	5,852
Total Liabilities		82,425	82,425	82,425

Group (TSEK)
31 Dec 2017	Customer & Other	Accrued Financial Assets & Liabilities	Book Value	Fair Value
Trade receivables	56,843		56,843	56,843
Other current receivables	1,268		1,268	1,268
Cash and cash equivalents	36,824		36,824	36,824
Total Assets	94,935		94,935	94,935
Bank Debt		17,586	17,586	17,586
Other interest-bearing long-term liabilities		60,193	60,193	60,193
Accounts Payable		3,574	3,574	3,574
Other Current Liabilities		7,155	7,155	7,155
Total Liabilities		88,508	88,508	88,508

Note 40:     Significant Events After the Financial Year

As described in Notes 33 Square1 term note was paid in full in April 2019. In May 2019 the Seller note and the SLS note were amended as described in Notes 35.

On October 31, 2019, the common stock of Gyros was acquired by Mesa Laboratories, Inc. for cash consideration of approximately USD $180 million, subject to purchase price adjustments.